                                                                    EXHIBIT 10.1


                              TERM LOAN AGREEMENT

     NBD BANK ("NBD" or the "Bank") whose addresses 701 First National Building, Detroit, Michigan 48226, has approved the following credit facilities (the "Credit Facilities") to NATIONAL HOME CENTERS, INC., an Arkansas corporation (the "Borrower"), whose address is Highway 265 North, Springdale, Arkansas 72765, under the terms and conditions set forth in this Agreement:

     1.0  CREDIT FACILITIES.

     1.1 TERM LOAN. The Bank agrees to extend to the Borrower a $5,000,000 term loan (the "Term Loan"), which will bear interest and be payable as set forth in the Term Loan Note attached hereto as Exhibit A and made a part hereof (as it may be amended, restated, replaced or from time to time, the "Note") maturing on October 1, 1999. Borrower has advised lender that the Term Loan will be used by Borrower to term out certain revolving credit facilities and to acquire certain inventory and equipment of BWA, Inc.

     2.0 CONDITIONS PRECEDENT. The Borrower must satisfy the following conditions prior to the extension of the Term Loan:

     2.1 REPRESENTATIONS TRUE. The representations and warranties of the Borrower contained in this Agreement must be true, correct and complete as of the date of closing.

     2.2 NO DEFAULT. No Event of Acceleration under this Agreement has occurred nor has any event occurred which, upon the lapse of time or service of notice, or both, would constitute an Event of Acceleration under this Agreement or any other agreement with Bank.

     2.3 DELIVERY OF OTHER DOCUMENTS, ETC. Prior to or simultaneously with execution and delivery of this Agreement, the Borrower must cause to be executed and delivered to the Bank the following documents:

     A. A Term Loan Note in the principal amount of $5,000,000, in substantially the form of Exhibit A attached hereto.

     B. A Mortgage and Security Agreement in substantially the form of Exhibit B attached hereto.

     C. UCC-1 Financing Statements, in substantially the form of Exhibit C attached hereto.

     D. NBD must have participating lenders ("Participating Lenders") who purchase $1,500,000 of participations in the Term Loan on terms and conditions satisfactory to NBD.

     E. Such other documents as NBD may request, including those identified on the Preliminary Closing Checklist attached to this Agreement as Exhibit D.

     2.4 OTHER CONDITIONS PRECEDENT. Before the disbursement of the Term Loan, the following conditions must be satisfied:

     A. ADDITIONAL APPROVALS, OPINIONS AND DOCUMENTS. The Bank has received any other approvals, opinions and documents it may reasonably request; and

     B. ASSET ACQUISITION. Borrower has advised NBD that it intends to acquire the certain assets of BWA, Inc. including certain inventory at a price equal to book value or actual cost or as otherwise provided in that certain letter agreement dated August 29, 1 996 between Bank and Borrower and certain equipment for the sum of $285,000 and Borrower acknowledges that the proceeds of such purchase will be applied to BWA, Inc.'s obligations to NBD.

      3.0  [INTENTIONALLY OMITTED.]

      4.0  FEES AND EXPENSES.

      4.1  [INTENTIONALLY OMITTED.]

      4.2 OUT-OF-POCKET EXPENSES. Borrower shall be responsible for the payment of all fees and out-of-pocket disbursements incurred by NBD in any way arising from or in connection with this Agreement (or any agreement referred to or incorporated herein or executed in connection herewith), or any of the Borrower's liabilities to the Bank whether now existing or hereafter arising and howsoever evidenced, including, without limitation, the fees of counsel for NBD for the preparation, examination and approval of documents in connection with this Agreement, for the payment of all fees and out-of-pocket disbursements incurred by NBD, including reasonable attorneys' fees, in any way arising from or in connection with any action taken by NBD or any holder of the Note, to monitor, advise, enforce or collect the Borrower's liabilities to the Bank, or enforce any liabilities of Borrower under this Agreement or any other document or agreement arising from or relating to the business relationship between NBD and Borrower or otherwise securing any of Borrower's liabilities to NBD, including any actions to lift the automatic stay or to otherwise in any way participate in any bankruptcy, reorganization or insolvency proceeding of Borrower, or in relation to or in defense of any litigation instituted by Borrower, any guarantor, or one or more of them, or any third party against NBD arising from or relating to the Borrower's present and future liabilities to the Bank, this Agreement, any guaranties of Borrower's liabilities to Bank or any other document or agreement arising from or relating to the business relationship between Borrower and NBD, including any so-called "lender liability" actions or any actions arising under the Bankruptcy Code or any state insolvency statute but excluding any actions arising in connection with any private UCC sale of assets of BWA, Inc. to Borrower raised by parties other than Borrower or parties directly or indirectly controlled by Borrower. All of these expenses and fees shall be part of the Borrower's liabilities to the Bank and shall be secured by all collateral security granted to Bank by Borrower or any Guarantor of Borrower's liabilities to Bank. NBD shall be permitted to charge Borrower's account for such fees, expenses and costs when paid by NBD. Borrower's agreement to be responsible for the Bank's attorney fees shall apply regardless of whether or not the Bank prevails in whole or part in any action or litigation.

      5.0  [INTENTIONALLY OMITTED].

      6.0  SECURITY.

     6.1 REAL ESTATE. Payment of the borrowings under the Credit Facilities and all other of Borrower's present and future liabilities to the Bank shall be secured by a first mortgage ("Mortgage") on certain real estate located at 300
N. 46th Street, Rogers, Arkansas together with fixtures thereon ("Property'). The Mortgage is supported by an assignment of rents, subordination of leases and collateral assignments of land contracts, as applicable. The Borrower shall provide Bank with an ALTA mortgage title policy, acceptable to Bank, without exceptions and a survey certified to Bank and the title insurance company all in form and substance satisfactory to Bank (all of the foregoing collateral is hereinafter referred to as the "Collateral").

     6.2 No forbearance or extension of time granted any subsequent owner of the Collateral shall release the Borrower from liability.

     6.3 ADDITIONAL COLLATERAL/SETOFF. To further secure payment of the borrowings under the Credit Facilities and all of the Borrower's other present and future liabilities to the Bank, the Borrower grants to the Bank a continuing security interest in: (i) all securities and other property of the Borrower in the custody, possession or control of the Bank's commercial loan department and
(ii) all balances of deposit accounts and certificates of deposit of the Borrower with the Bank. The Bank is hereby authorized at any time and from time to time, without notice to the Borrower (any such notice being expressly waived), to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Bank (or any affiliate of Bank or any lender participating with the Bank but excluding any affiliate of such participant) to or for the credit or the account of the Borrower, as the case may be, against any and all of the obligations of the Borrower, now or hereafter existing, including those under this Agreement or any Note, irrespective of whether or not the Bank shall have made any demand under this Agreement or any Note or otherwise and although such obligations may be unmatured. The Bank agrees to promptly notify the Borrower after any such set off and application, provided that the failure to give such notice shall not affect the validity of such setoff and application or give rise to any claim against Bank. The rights of the Bank under this Section are in addition to other rights and remedies (including, without limitation, other rights of setoff) which the Bank may have.

      6.4 CROSS-DEFAULTS AND CROSS-COLLATERALIZATION. Any of the Borrower's property in which the Bank now or in the future has a security interest to secure payment of any other present or future debt, whether absolute, contingent, direct or indirect, including the Borrower's guaranties of the debts of others, shall also secure payment of and be part of the Collateral for the Credit Facilities and all of Borrower's other present and future liabilities to Bank howsoever evidenced. A default under this Agreement, shall be considered a default under all other loans and all obligations of Borrower to NBD as well as all other agreements between NBD and Borrower. A default by Borrower under any agreements, notes or documents that they may now or in the future have with Bank shall be a default under this Agreement and shall be considered a default under all other present and future agreements between NBD and Borrower.

      7.0  [INTENTIONALLY OMITTED]

      8.0  [INTENTIONALLY OMITTED.]

      9.0 AFFIRMATIVE COVENANTS. So long as any debt remains outstanding under the Credit Facilities, the Borrower, and its subsidiaries, if any, shall:

      9.1 INSURANCE. Maintain insurance with financially sound and reputable insurers covering its property, including, but not limited to, the Property and business against those casualties and contingencies in the types and amounts as shall be in accordance with sound business and industry practices and is required in the Mortgage or as otherwise required by NBD.

      9.2 EXISTENCE. Maintain its existence and business operations as presently in effect in accordance with all applicable laws and regulations, pay its debts and obligations when due under normal terms, and pay on or before their due date, all taxes, assessments, fees and other governmental monetary obligations, except as may be contested in good faith if they have been properly reflected on its books and, at the Bank's request, adequate funds or security has been pledged to insure payment.

     9.3 FINANCIAL RECORDS. Maintain proper books and records of account, in accordance with generally accepted accounting principles where applicable, and consistent with financial statements previously submitted to the Bank.

     9.4 NOTICE. Give prompt notice to the Bank of the currents of (i) any Event of Acceleration, and (ii) any other development, financial or otherwise, which would affect the Borrower's business, properties or affairs in a materially adverse manner.

     9.5 FINANCIAL STATEMENTS. Furnish to the Bank whatever information, books, and records the Bank may request, including, but not limited to:

     A. Within 30 days after and as of the end of each quarter, a balance sheet and statements of income, retained earnings, and cash flows from the beginning of that fiscal year to the end of that period, certified as correct by one of Borrower's authorized agents.

     B. Within 90 days after and as of the end of each of its fiscal years, a detailed financial statements, including a balance sheet and statements of income retained, earnings and cash flows, audited by an independent certified public accountant of recognized standing.

     C. An Environmental Certificate on the Bank's form on and as of the date of this Agreement, and thereafter on each five-year anniversary of this Agreement.

      10.0  Negative Covenants.

      10.1 Definitions. As used in this Agreement the term "Tangible Net Worth" means total assets less intangible assets and total liabilities. Intangible assets include good will, patents, copyrights, mailing lists, catalogs, trademarks, bond discount and underwriting expenses, organization expenses and all other intangibles.

      10.2 Unless otherwise noted, the financial requirements in this section will be computed in accordance with generally accepted accounting principles applied on a basis consistent with financial statements previously submitted by the Borrower to the Bank.

     10.3 Without the prior written consent of the Bank, so long as the Term Loan remains outstanding, the Borrower shall not:

      A. DIVIDENDS. Acquire or retire any of its shares of capital stock, or declare or pay dividends or make any other distributions or options to purchase or acquire any shares or securities; provided, however, Borrower has publicly announced a plan to repurchase the equivalent to $650,000 worth in the aggregate of the shares of its stock at the then market price as set forth in Exhibit E attached hereto ("Plan") and provided there is no Event of Acceleration hereunder, Borrower may acquire shares of its stock pursuant to such Plan.

      B. SALE OF SHARES. Issue, sell or otherwise dispose of any shares of its capital stock or other securities or rights, warrants or options to purchase or acquire such shares or securities, except in an underwritten secondary offering of Borrower's stock.

      C. DEBT. Incur, or permit to remain outstanding, debt for borrowed money or installment obligations, except debt reflected in the latest financial statement of the Borrower furnished to the Bank prior to execution of this Agreement and, except with respect to the paydown of a BankAmerica Business Credit ("BankAmerica) revolving loan as set forth in Section 1.1 hereof, not to be paid with proceeds of the Credit Facilities. For purposes of this covenant, the sale of any accounts receivable shall be deemed the incurring of debt for borrowed money. Notwithstanding the foregoing, Borrower may incur additional purchase money debt for acquisition of equipment provided such amount shall not exceed $3,000,000 in any fiscal year and other real estate financing in the ordinary course of Borrower's business provided such amount shall not exceed $5,000,000 in a fiscal year.

      D. GUARANTIES. Guaranty or otherwise become or remain secondarily liable on the undertaking of another, except for endorsement of drafts for deposit and collection in the ordinary course of business.

      E. LIENS. Create or permit to exist any lien on any of its property, real or personal, except: existing liens known to the Bank; liens to the Bank; liens incurred in the ordinary course of business securing current nondelinquent liabilities for taxes, worker's compensation, unemployment insurance, social security and pension liabilities; liens for taxes being contested in good faith; and subject to Section 10.3C. above, liens for equipment financing and liens on real estate (other than on the Property) in the ordinary course of Borrower's business.

      F. ADVANCES AND INVESTMENTS. Purchase or acquire any securities of, or make any loans or advances to or investments in any person or business entity, except obligations of the United States Government, open market commercial paper rated one of the top two ratings by a rating agency of recognized standing, or certificates of deposit in insured financial institutions.

    G. USE OF PROCEEDS. Use or permit any loan proceeds to be used, directly or indirectly, for the purpose of "purchasing or carrying any margin stock" within the meaning of Federal Reserve Board Regulation U. At the Bank's request, the Borrower shall furnish to the Bank a completed Federal Reserve Board Form U-1.

    H. TANGIBLE NET WORTH. Permit its Tangible Net Worth to be less than $26,400,000 for the period from the date of this Agreement through January 30, 1997; increasing to $27,100,000 for the period from January 31, 1998 through January 30, 1999, and increasing to $27,700,000 at January 31, 1999 and remaining at not less than this amount thereafter.

     1. LEVERAGE RATIO. Permit the ratio of its total liabilities to Tangible Net Worth to exceed 3.00:1.00.

     J. INTEREST COVERAGE RATIO. Permit its Interest Coverage Ratio to be not less than .85:1.0 for the period from the date of this Agreement through October 30, 1997; increasing to .95:1.0 for the period from October 31, 1997 through April 29, 1998; and increasing to 1.0:1.0 at April 30, 1998 and remaining not less than this amount thereafter. "Interest Coverage Ratio" means for any period the ratio of Borrower's net income before tax plus interest expense to interest expense during such period. This ratio is calculated quarterly on a rolling four-quarter basis, beginning with the quarter ending August 31, 1996.

     11.0 REPRESENTATIONS.

     11.1 RESTRICTIONS. Borrower represents that the execution and delivery of this Agreement and the Note and all other documents and instruments executed in connection therewith, and the performance of the obligations they impose, do not violate any law and do not conflict with any agreement by which it is bound, and that no consent or approval of any governmental authority or any third party is required in connection with the execution or delivery of this Agreement, the Mortgage or the Note, or the performance of the obligations they impose, and that this Agreement and the Note are valid and binding agreements, enforceable in accordance with their terms.

     11.2 FINANCIAL STATEMENTS. Borrower represents that all financial statements furnished to the Bank are accurate and fairly reflect the financial condition of Borrower on their effective dates, including contingent liabilities of every type, which financial condition has not changed materially since those dates.

     11.3 TAXES. There have been no audits of Borrower's federal income tax returns, which have resulted in or are likely to result in the assessment of any material tax liability against Borrower and all taxes shown by any returns have been paid.

     11.4 ABSENCE OF MATERIAL LITIGATION. The Borrower is not a party to any litigation or administrative proceeding, nor so far as is known by the Borrower is any litigation or administrative proceeding threatened against it, which in either case would, if adversely determined, cause any material adverse change in its properties or the conduct of its business or create a liability in excess of $500,000.

     11.5 NAME. Borrower's name is exactly as set forth on the signature page of this Agreement and the Borrower has not changed its name since, nor has it used any assumed name(s).

     11.6 LIENS. Except for liens in favor of the Bank, Borrower has not granted any other person any lien or other interest in the Collateral. No financing statements covering any Collateral or proceeds of the Collateral are on file in any public office except financing statements with NBD listed as secured party.

     11.7 COLLATERAL. Borrower is the sole owner of the Collateral with full right and authority to mortgage the Collateral to NBD.

      12.0  ACCELERATION.

      12.1  EVENTS OF ACCELERATION.  If any of the following events occurs:

     A. The Borrower fails to pay when due any amount payable under the Credit Facilities or under any agreement or instrument evidencing debt to any creditor (including NBD) except of Borrower's trade creditors;

      B. The Borrower (a) fails to pay when due any amounts due under the Note, and such default is not cured within ten (1 0) days thereof; or lb) fails to observe or perform any other term of this Agreement, the Note or any guaranty agreements in favor of the Bank, which default is not cured within thirty (30) days after notice thereof to Borrower; or (c) makes any materially incorrect or misleading representation, warranty, or certificate to the Bank; or (d) makes any incorrect or misleading representation in any financial statement or other information delivered to the Bank; or (e) fails to pay when due Borrower's trade creditors, which default is not cured within thirty (30) days of such due date; or (f) defaults under the terms of any agreement or instrument relating to any debt for borrowed money (other than borrowings under the Credit Facilities) which are not cured within any applicable cure period thereunder or are not waived by such creditor within thirty (30) days ("Creditor Waiver Period") of such default; provided, however, notwithstanding the foregoing, in the event a creditor or BankAmerica commences an Enforcement Action during the Creditor Waiver Period it shall immediately be an Event of Acceleration hereunder. For the purposes of this Agreement the term "Enforcement Action" shall mean any administrative, legal or equitable action against the Borrower, the collateral for BankAmerica's loan or the collateral for the Term Loan or any administrative, legal or equitable action(s) that may adversely affect Borrower or it's interests, including, without limitation, exercising any legal rights to enforce security interests, mortgages or liens against the collateral securing the BankAmerica loan or the collateral securing the Term Loan, or setting off, or upon any part of such collateral in the possession of or coming into possession of such creditor, or its agent or bailee;

     C. The Borrower defaults (which default is not cured within any applicable notice and cure period set forth herein) under the terms of any loan agreement, mortgage, security agreement, guaranty or any other document or agreement with Bank, or any guaranty of Borrower's liabilities to Bank becomes unenforceable in whole or in part, any guarantor fails to promptly perform under any guaranty;

     D. A "Reportable Event" as defined in the Employee Retirement Income Security Act of 1974 as amended (occurs that would permit the Pension Benefit Guaranty Corporation to terminate any employee benefit plan of the Borrower or any affiliate of the Borrower).

     E. The Borrower becomes insolvent or unable to pay its debts as they become due;

     F. The Borrower, (a) makes an assignment for the benefit of creditors; (b) consents to the appointment of a custodian, receiver or trustee for it or a substantial part of its assets; or (c) commences any proceeding under any bankruptcy, reorganization, liquidation or similar laws of any jurisdiction;

     G. A custodian, receiver or trustee is appointed for the Borrower, for a substantial part of its assets without the consent of the party against which the appointment is made and is not removed within 15 days after such appointment; or the Borrower, consents to such appointment;

     H. Proceedings are commenced against the Borrower, under any bankruptcy, reorganization, liquidation, or similar laws of any jurisdiction, and such proceedings remain undismissed for 10 days after commencement; or the Borrower consents to the commencement of such proceedings;

     I. One or more final judgments for the payment of money aggregating in the excess of $500,000 (whether or not covered by insurance) shall be rendered against Borrower and the Borrower shall fail to discharge the same within thirty
(30) days from the date of notice of entry thereof or to appear therefrom or any attachment, levy, tax lien or garnishment is issued against any property of the Borrower and is outstanding for more than thirty (30) days therefrom.

     J. The Borrower, without the Bank's written consent, (a) is dissolved, (b) merges or consolidates with any third party; (c) sells a material part of its assets or business outside the ordinary course of its business; or (d) agrees to do any of the foregoing;

     K. There is a substantial change in the existing or prospective financial condition or business prospects of the Borrower that the Bank determines to be materially adverse;

     L. The Bank shall deem itself insecure and Borrower fails to grant additional security for the Term Loan acceptable to NBD, in its sole discretion, within ten (10) days of notice thereof;

then, whether or not the Bank has made demand, the Credit Facilities shall terminate and all borrowings thereunder together with all other of Borrower's present and future liabilities to Bank shall become due immediately, without notice, except as provided in this Agreement, at the Bank's option and Bank shall have all other rights and remedies provided by any law or agreement.

     12.2 REMEDIES. If the borrowings under the Credit Facilities or any other of Borrower's present or future liabilities to Bank are not paid at maturity, whether by acceleration or otherwise, or if any other Event of Acceleration occurs, the Bank shall have all of the rights and remedies provided by any law or agreement, The Bank is authorized to cause all or any part of the Collateral to be transferred to or registered in its name or in the name of any other person, firm or corporation, with or without designation of the capacity of such nominee, and without prior notice to the Borrower. The Borrower shall be liable for any deficiency remaining after disposition of any Collateral.

     12.3 BANKAMERICA WAIVER. Notwithstanding anything herein to the contrary, in the event of a covenant default under section 10.3 1. or 1 0.3 J. hereunder, which covenant default (i) occurs within one (1) year of the date hereof and
(ii) BankAmerica waives in writing the identical covenant default or within thirty (30) days of such covenant default, Bank agrees to waive such covenant default under the same terms and conditions as BankAmerica.

      13.0  MISCELLANEOUS.

      13.1 Notice from one party to another relating to this Agreement (or any agreement referred to or incorporated herein or extended in connection herewith or in furtherance hereof) shall be deemed effective if made in writing (including telecommunications) and delivered to the recipient's address, telex number or telecopier number set forth herein by any of the following means: (a) hand delivery, (b) registered or certified mail, postage prepaid, with return receipt requested, (c) first class or express mail, postage prepaid, (d) Federal Express, Purolator Courier or like overnight courier service or (e) telecopy, telex or other wire transmission with request for assurance of receipt in a manner typical with respect to communication of that type. Notice made in accordance with this section shall be deemed delivered upon receipt if delivered by hand or wire transmission, 3 business days after mailing if mailed by first class, registered or certified mall or one business day after mailing or deposit with an overnight courier service if delivered by express mall or overnight courier.

      13.2 No delay on the part of the Bank or any holder of the Note in the exercise of any right, power or privilege under this Agreement or any other agreement shall operate as a waiver nor shall any single or partial exercise of any right, power or privilege under this Agreement or any other agreement preclude any other future exercise of that right, power or privilege or the exercise of any other right, power or privilege. No waiver or indulgence by the Bank of any default shall be effective unless in writing and signed by the Bank, nor shall a waiver on one occasion be construed as a bar to or waiver of that right on any future occasion. The rights and remedies specified in this Agreement are cumulative and not exclusive of any rights or remedies which the Bank or the holder of the Note would otherwise have.

      13.3 This Agreement embodies the entire agreement and understanding between the Borrower and the Bank and supersedes all prior agreements and understandings relating to its subject matter. If any one or more of the obligations of the Borrower under this Agreement or the Note is invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining obligations of the Borrower shall not in any way be affected or impaired, and such validity, illegality or unenforceability in one jurisdiction shall not affect the validity, legality or enforceability of the obligations of the Borrower under this agreement or the Note in any other jurisdiction.

      13.4 All agreements, representations and warranties made in this Agreement shall survive the execution of this Agreement, the making of advances under the Credit Facilities and the execution and delivery of the Note.

      13.5 This Agreement is deemed to be made in, and is delivered in the State of Michigan and shall be governed by the internal laws of the State of Michigan without regard to conflicts of law principles; provided, however, all in rem rights, remedies and procedures with respect to the Mortgage or realizing on any Collateral located in Arkansas shall be governed by the laws of the State of Arkansas. This Agreement is binding on the Borrower and its successors, and shall inure to the benefit of the Bank, its successors and assigns.

      13.6 In the event that any payment called for by this Agreement (or any agreement referred to or incorporated herein) or any other present or future agreements between NBD and Borrower is not paid when and as called for in the terms of such agreement, then NBD may debit any of Borrower's accounts at NBD for such amount. The fact that NBD has debited any of Borrower's accounts at NBD shall in no way whatsoever waive or diminish any default or Event of Acceleration for failure to make such payments when and as due.

     13.7 Borrower, on its own behalf and on behalf of its successors and assigns hereby expressly waives all rights, if any, to require a marshalling of assets by the Bank or to require that the Bank first resort to some or any portion of the Collateral before foreclosing upon, selling or otherwise realizing on any other portion thereof.

     13.8 Section headings are for convenience of reference only and shall not affect the interpretation of this Agreement.

     13.9 NBD may sell participation interests in the Term Loan and in advance of a sale, NBD may disclose to prospective purchasers all information regarding the Borrower that NBD is aware of, and the Borrower must cooperate in this effort. Borrower acknowledges that Springdale Bank & Trust and Farmers and Merchants Bank are the proposed participants with NBD and that Dwain and Glenda Newman will be providing guaranties to such participants.

     13.10 Waiver of Jury Trial. THE BANK AND THE BORROWER, AFTER CONSULTING OR HAVING HAD THE OPPORTUNITY TO CONSULT WITH COUNSEL, KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT EITHER OF THEM MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY RELATED INSTRUMENT OR AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY COURSE OF CONDUCT, DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN), OR ACTIONS OF EITHER OF THEM. NEITHER THE BANK NOR THE BORROWER SHALL SEEK TO CONSOLIDATE, BY COUNTERCLAIM OR OTHERWISE, ANY SUCH ACTION IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. THESE PROVISIONS SHALL NOT BE DEEMED TO HAVE BEEN MODIFIED IN ANY RESPECT OR RELINQUISHED BY EITHER THE BANK OR THE BORROWER EXCEPT BY A WRITTEN INSTRUMENT EXECUTED BY BOTH OF THEM.



                           [Signatures on next page]

NBD BANK,                                NATIONAL HOME CENTERS, INC.,
a Michigan banking corporation           an Arkansas corporation

By:                                      By:/s/ Brent A. Hanby
   ---------------------------              ----------------------------
        Name:                               Name: Brent A. Hanby
             -----------------                   -----------------------
         Title:                              Title: EVP & CFO
                --------------                     ---------------------

Dated:  September 25, 1996


EXHIBITS:

A - Term Loan Note
B - Mortgage and Security Agreement
C - UCC-1 Financing Statements
D - Preliminary Closing Checklist
E - Stock Repurchase Plan